Exhibit 10.60

DaVita HealthCare Partners Inc.

[Performance-Based] Restricted Stock Units Agreement

under the

DaVita Inc. 2011 Incentive Award Plan

and Long-Term Incentive Program

Primary Terms

Grantee:	Sample Example

Teammate Number:	123456

Address:	1234 Any Street
Apt. # A
Any Town, US 12345

Award Date:

[Performance Period:	[xxx] -year period commencing [START DATE] and ending [END DATE]]

Number of Units:	[xxx]

Plan Name:	2011 Incentive Award Plan

Plan ID#:	FVA3

Vesting Schedule:	[VESTING DATES]

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, Teammate number and/or Address shown on this page before returning a signed copy of this agreement to the Peoples Services Department.

This Restricted Stock Unit Agreement (“Agreement”) is dated as of                     (“Award Date”) by and between DaVita HealthCare Partners Inc., a Delaware corporation (“Company”) and Sample Example (“Grantee”) pursuant to the DaVita Inc. 2011 Incentive Award Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1. Grant of RSU. The Company hereby grants to the Grantee this award (the “Award”) of restricted stock units (“Restricted Stock Units” or “Units”) under the Plan. This Award represents the Grantee’s right to receive shares of common stock of the Company, subject to the Grantee’s fulfillment of the vesting [and performance] conditions set forth in this Agreement.

2. Terms of Restricted Stock Units. The terms of the Grantee’s Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

3. Vesting [and Performance Conditions].

(a) Vesting. This Award of Restricted Stock Units shall vest as follows: [VESTING DATES], [subject to the performance condition referenced in Section [xx] below].

[Subparagraphs (b) and (c) apply to Grantees subject to Code Section 162(m) as determined by the Company]

(b) Performance Condition. This Award will be earned only if the performance goal established by the Committee is achieved during the [xxx]-year period commencing on [START DATE], and ending on [END DATE] (“Performance Period”). No later than 90 days after the commencement of the Performance Period (and in no event after 25% of the Performance Period has elapsed), the Committee shall establish, in writing, the performance goal applicable to this Award for such Performance Period and the method of calculating the number of shares subject to the Award that will be eligible for vesting under this Award if the performance goal is attained. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the Award that would be payable to Grantee upon attainment of the goal. The performance goal applicable to this Award and established by the Committee for the Performance Period and the method of calculating the number of shares subject to the Award that will be eligible for vesting for such Performance Period if the performance goal is attained may not be modified after the first 90 days (or, if less, 25%) of the Performance Period. The performance goal applicable to this Award for the Performance Period shall be based on one or more of the Performance Criteria under the Plan.

(c) Certification Required. Notwithstanding any other provision in this Agreement or any other agreement, no Shares shall become issuable to the Grantee payable under this Agreement unless and until the Committee has certified, by resolution or other appropriate action in writing, that the performance goal applicable to this Award for the Performance Period has been accurately determined and achieved.

4. Conversion of Restricted Stock Units and Stock Issuance. Upon each vesting date of the Award (each, a “Vesting Date”), one share of Common Stock will become issuable to the Grantee for each Restricted Stock Unit that vests on such Vesting Date (the “Shares”). After the Vesting Date, the Company will issue the Shares to the Grantee, after reducing the Shares by a number of shares (if any) that are sold to satisfy the Grantee’s tax withholding obligations. No fractional shares will be issued under this Agreement, even though such fractions may result if a portion of a share must be sold to pay the Grantee’s withholding taxes.

5. Termination of Employment. The Grantee must be an employee of the Company on a Vesting Date in order to receive the Shares then vesting. Thus, Restricted Stock Units will not continue to vest if the Grantee’s employment terminates for any reason (voluntary or involuntary), including in the event the Grantee dies, becomes disabled, retires, or changes status to that of an independent contractor. In those circumstances, the Grantee will forfeit the Grantee’s right to any Restricted Stock Units that would otherwise vest after the date on which the Grantee’s employment is terminated. For all purposes under this Agreement and the Award, employment by the Company shall include employment by the Company or any subsidiary thereof.

6. Right to Shares. The Grantee will not have any right to the Shares subject to the Grantee’s Award until they are actually issued to the Grantee.

7. Taxes.

(a) Generally. The Grantee is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries or affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its subsidiaries or affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its subsidiaries and affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. As a condition and term of this Award, no election under 83(b) of the United States Internal Revenue Code may be made by the Grantee or any other person with respect to all or any portion of the Award.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. The Grantee may choose to satisfy the Grantee’s tax obligation in either of the following manners:

(i) By Sale of Shares. Unless the Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold or sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the tax Withholding Obligation arises (e.g., a Vesting Date) or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company and its subsidiaries and affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee through payroll or otherwise as soon as practicable. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any of its subsidiaries or affiliates as soon as practicable, including through additional payroll withholding, any amount of Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than ten (10) business days before any Tax Withholding Obligation arises (e.g., a Vesting Date), the Grantee may notify the Company of the Grantee’s intent to make a separate cash payment to satisfy the Grantee’s Tax Withholding Obligation. If the Grantee elects to satisfy the Grantee’s Tax Withholding Obligation in this manner, the Grantee will be asked to remit to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation within ten (10) business days after the Vesting Date by (a) delivery of a certified check payable to the Company, attn: Dan Chandler, Manager, Stock Plan Administration, P.O Box 2076, Tacoma, Washington 98401-2076, or such other address as the Company may from time to time direct, (b) wire transfer to such account as the Company may direct, or (c) such other means as the Company may establish or permit. If the Grantee does not remit this amount to the Company within twenty (20) business days after the Vesting Date, the Company reserves the right to satisfy the Grantee’s Tax Withholding Obligation in the manner set out under paragraph (i) above in its sole discretion.

(c) Right to Retain Shares. The Company will have the right to defer the issuance of any Shares to the Grantee until the Grantee satisfies the Tax Withholding Obligation.

8. Assignment. The Grantee’s interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

9. Meaningful Reduction in Responsibilities. If there is a meaningful reduction, determined in the Company’s sole discretion, in both the Grantee’s duties and responsibilities and the level of the Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of this Award.

10. Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, the Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from this Award, as they exist from time to time during the Grantee’s employment by the Company and thereafter.

11. Amendments. Except as provided in Section 9, this Agreement and the Award may be amended only by means of a written document signed by both the Grantee and the Company.

12. Change of Control of the Company. Under certain circumstances, if the Company is sold, the Grantee’s entire Award will vest immediately. The specific rules regarding the circumstances in which full vesting would occur are contained in an exhibit to this Agreement.

13. Non-Competition/Non-Solicitation/Non-Disclosure

[Subparagraph (a) applies to Grantees outside of California only.] (a) Non-Competition. The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the [one year for VPs/6 months for Directors/3 months for managers] period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), the Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with (or service to) Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with Company or any of its subsidiaries or affiliates, or discussing Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

The Grantee further agrees that during Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with Company where such activity is similar to or competitive with the activities carried on by Company or any of its subsidiaries or affiliates.

The Grantee acknowledges that during the Restricted Period, the Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for Company (the

“Additional Protected Areas of Business”). As a result, the Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

The Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 13(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

(b) Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of Company’s or any of its subsidiaries’ or affiliates’ employees to work for any Person, (ii) hire any of Company’s, or any of its subsidiaries’ or affiliates’, employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of Company’s, or any of its subsidiaries’ or affiliates’, employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of Company, or any of its subsidiaries or affiliates.

(c) Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(d) If, at any time (a) while the Grantee is an employee of the Company or any of its subsidiaries or affiliates, or (b) within one (1) year after termination of Grantee’s employment with the Company, or any of its subsidiaries or affiliates, for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the non-competition provision of Section 13(a), (ii) breaches the non-solicitation provision of Section 13(b), (iii) breaches the non-disclosure provision of Section 13(c), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this Agreement and the Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any value, gain or other consideration received or realized by Grantee as a result of this Award or any Shares received pursuant to the Award.

14. Section 409A of the Code. This Agreement and the Award are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provisions of this Agreement, to the extent that the right to any issuance of Shares or payment to the Grantee hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the issuance or payment shall be made in accordance with the following:

If the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such issuance of Shares or payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Grantee’s death, if the earlier making of such issuance of Shares or payment would result in tax penalties being imposed on the Grantee under Section 409A of the Code. The amount of any issuance of Shares or payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Grantee’s death.

15. Execution of Award Agreement. This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Peoples Services Department no later than 120 days from the Award Date.

16. Compliance. It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company dialysis center in violation of the Policies. Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company dialysis center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.

If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination.

If at any time Grantee has questions or concerns about the Compliance provisions in this Section 16, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 1-888-458-5848.

In Witness Whereof, the Company and the Grantee have executed this Agreement as of the date first written above.

Grantee	Company

Printed Name	Printed Name

Signature	Signature

Title	Title

Division/Department	Division/Department

EXHIBIT

Events Causing Full Vesting Awards

In the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) the Grantee’s employment is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below) or, if applicable, by the Grantee in accordance with the termination for “Good Reason” provisions of the Grantee’s employment agreement, if any, then, in any such case, this Award shall automatically vest and become immediately exercisable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the Grantee’s employment in the case of (ii).

“Change of Control” means:

(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(ii) any merger or consolidation or reorganization in which the Company does not survive, or

(iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or

(iv) any transaction in which more than 50% of the Company’s assets are sold;

provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” means: (1) a material breach by the Grantee of those duties and responsibilities of the Grantee which do not differ in any material respect from the duties and responsibilities of the Grantee during the ninety (90) day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; or (3) the conviction of the Grantee of, or a plea of nolo contendere by the Grantee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.